UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Equity LifeStyle Properties, Inc.
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EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 11, 2010

You are cordially invited to attend the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Tuesday, May 11, 2010, at 12:00 p.m. Central Time at One North Wacker Drive, Second Floor, Chicago, Illinois. At the Annual Meeting, stockholders of record at the close of business on March 5, 2010 (the “Record Date”) will be asked to:

(1)	elect each member of the Company’s Board of Directors to a one-year term;

(2)	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010; and

(3)	consider any other business properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The attached Proxy Statement contains details of the proposals to be voted on at the Annual Meeting. We encourage you to read the Proxy Statement carefully.

Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten calendar days prior to the Annual Meeting, between the hours of 8:30 a.m. and 4:30 p.m., local time, at our corporate offices located at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. You may arrange to review this list by contacting our Secretary, Ellen Kelleher.

Your vote is important to us. Whether or not you expect to be present at the Annual Meeting, please sign and date the enclosed proxy card and return it as soon as possible in the enclosed envelope. Any proxy may be revoked by delivery of a later dated proxy. In addition, stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 11, 2010.

The Company’s Proxy Statement for the 2010 Annual Meeting and the 2009 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2009 are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115.

Thank you for your continued support of Equity LifeStyle Properties, Inc.

By Order of the Board of Directors

Ellen Kelleher
Executive Vice President — Property Management
and Secretary

March 31, 2010

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

EQUITY LIFESTYLE PROPERTIES, INC.
Two North Riverside Plaza, Suite 800
Chicago, Illinois 60606

PROXY STATEMENT

INTRODUCTION

This Proxy Statement contains information related to the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), which will be held on Tuesday, May 11, 2010, at 12:00 p.m. Central Time at One North Wacker Drive, Second Floor, Chicago, Illinois. On or about April 8, 2010, we will begin mailing these proxy materials to all stockholders of record at the close of business on March 5, 2010 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal 1 — election of all directors to a one-year term; and

•	Proposal 2 — ratification of the selection of Ernst & Young LLP (“Ernst & Young”), as our independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2010.

In addition, stockholders shall consider any other business properly brought before the Annual Meeting.

We have sent these proxy materials to you because our Board of Directors (the “Board”) is requesting that you allow your shares of common stock of the Company (“Common Stock”) to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares of Common Stock.

Who Is Entitled to Vote?

You will be entitled to vote your shares of Common Stock on the Proposals if you held your shares of Common Stock as of the close of business on the Record Date. As of the Record Date, a total of 30,457,022 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote for each matter to be voted upon.

What Is Required to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of Common Stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting.

How Do I Vote?

Your vote is important.  Stockholders can vote in person at the Annual Meeting or can vote by completing, signing and dating the enclosed proxy card and mailing it in the postage-paid envelope provided.

If you vote by proxy, the individuals named as representatives on the proxy card will vote your shares of Common Stock in the manner you indicate. You may specify whether your shares of Common Stock should be voted for all, some or none of the nominees for director and whether your shares of Common Stock should be voted for or against Proposal 2. If your shares of Common Stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares of Common Stock voted. Such stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of Common Stock of record.

Can I Change or Revoke My Proxy?

Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting in person at the Annual Meeting. You may revoke your proxy by filing a written notice with our Secretary at our address at any time before the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request that they be suspended. However, attendance (without further action) at the Annual Meeting will not by itself revoke a previously granted proxy.

What Are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of each of the nominees for director; and

•	FOR the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2010.

With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

How Can I Manage the Number of Annual Reports I Receive?

Our 2009 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“Form 10-K”) has been mailed to stockholders with this Proxy Statement. If you share an address with any of our other stockholders, your household might receive only one copy of these documents. To request individual copies for each stockholder in your household, please contact Equity LifeStyle Properties, Inc., Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, American Stock Transfer and Trust Company, LLC toll-free at 1-800-830-9942.

What Vote is Needed to Approve Each Proposal?

The affirmative vote of the holders of record of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of the nominees for director. The affirmative vote of the holders of record of a majority of all the votes cast at the Annual Meeting at which a quorum is present is required for the ratification of the selection of Ernst & Young as our Independent Accountants for 2010, and the approval of any other matters properly presented at the Annual Meeting for stockholder approval. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of Common Stock are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Ernst & Young even if the broker does not receive voting instructions from you. However, under a recent NYSE rule change that is effective for the 2010 Annual Meeting, your broker does not have discretionary authority to vote on the election of directors without instructions from you, in which case a broker “non–vote” will occur and your shares of Common Stock will not be voted on these matters. None of the proposals, if approved, entitle any of the stockholders to appraisals rights under Maryland law or our declaration of trust.

How is My Vote Counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares of Common Stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the Common Stock will be voted “for” the election of the nominees for director named in this Proxy Statement, “for” ratification of the selection of Ernst & Young as our Independent Accountants for 2010, and as recommended by the Board with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

What Other Information Should I Review Before Voting?

For your review, our 2009 Annual Report and Annual Report on Form 10-K is being mailed to you concurrently with the mailing of this Proxy Statement. You may also obtain, free of charge, a copy of our 2009 Annual Report and Form 10-K at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115 or by directing your request in writing to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). The 2009 Annual Report and Form 10-K, however, are not part of the proxy solicitation material.

Who is Soliciting My Proxy?

This solicitation of proxies is made by and on behalf of our Board. We will pay the cost of solicitation of the proxies. We have retained American Stock Transfer and Trust Company, LLC at a de minimis cost, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the Proposals other than the information and representations contained in this Proxy Statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized, and the delivery of this Proxy Statement shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

CORPORATE GOVERNANCE

Governance Policies, Code of Ethics and Committee Charters

The Board regularly evaluates the Company’s corporate governance policies and benchmarks those policies against the rules and regulations of governmental authorities, the best practices of other public companies and suggestions received from various authorities. The Board has adopted the Company’s Guidelines on Corporate Governance. The Company’s Guidelines on Corporate Governance require that a majority of the directors be independent within the meaning of New York Stock Exchange (“NYSE”) standards. The Company’s Common Stock is listed on the NYSE under the ticker symbol “ELS.” The Company has also adopted a Business Ethics and Conduct Policy, which applies to all directors, officers and employees of the Company.

The Guidelines on Corporate Governance, the Business Ethics and Conduct Policy and the charters of the Board’s Audit Committee and Compensation, Nominating and Corporate Governance Committee are each available on the Company’s website at www.equitylifestyle.com, and a copy of same may be obtained free of charge by sending a written request to Equity LifeStyle Properties, Inc., Attn: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, or by emailing the Company’s Investor Relations Department at investor_relations@equitylifestyle.com.

Stockholder Communications with the Board

The Company’s Lead Director is Sheli Rosenberg who, as an independent director, acts in the lead capacity to coordinate the other independent directors, consults with the Company’s Chief Executive Officer on Board agendas, chairs the executive sessions of the non-management directors and performs such other functions as the Board may direct. Any stockholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with the Board or the non-management directors by contacting the Lead Director, who will receive all such communications on behalf of the Board or the non-management directors (as applicable). Communications may be confidential or anonymous, and may be submitted in writing to the Lead Director, c/o Secretary, Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. All written communications will be received and processed by the Secretary of the Company, and all substantive communications will be referred to the Lead Director. All such communications will be reviewed and, if necessary, investigated and/or addressed by the Lead Director and the status of such communications will be reported to the Board or the non-management directors (as applicable) on a quarterly basis. The Lead Director may direct special treatment, including the retention of outside advisors or counsel, for any such concern or inquiry.

Although each director is strongly encouraged to attend each Annual Meeting of Stockholders, the Board has no formal policy with respect to such attendance. A majority of the eight directors in office as of the date of the 2009 Annual Meeting of Stockholders were in attendance at such meeting.

Non-Management Directors’ Executive Sessions

Executive sessions of the Company’s non-management directors are scheduled in connection with regularly scheduled meetings of the Board and may be held without management present at such other times as requested by the non-management directors. The presiding director at these executive sessions is the Lead Director.

Board Leadership Structure and Role in Risk Oversight

The Company has separated the positions of chairman of the board and chief executive officer since 1996. Mr. Samuel Zell currently serves as Chairman of the Board and Mr. Thomas Heneghan currently serves as the Chief Executive Officer (“CEO”) of the Company and is a member of the Board. Ms. Rosenberg, an independent director, serves as the Company’s Lead Director as previously discussed above. The Company has determined that this leadership structure is appropriate as it allows the CEO to focus on our day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to and independent oversight of management.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, environmental and regulatory risks, and others such as the impact of competition and weather conditions. The Company believes one way to manage risk is to maintain balance sheet flexibility and evaluates major capital items (ie. dividend policy, debt policy, acquisitions and dispositions, and equity issuances) in light of the potential impact on financial flexibility. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” and that full and open communications between management and the Board are essential for effective risk management and oversight. Our Chief

Executive Officer meets quarterly with Board Committee chairpersons updating them on a variety of matters, including risk management and related controls. Our executive officers attend each quarterly Board meeting and are available to address any questions or concerns raised by the Board on risk management-related and any other matters. At the quarterly Board meetings, the Board receives presentations from the executive officers on strategic matters involving our operations.

While the Board is ultimately responsible for risk oversight at the Company, our three Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation, Nominating and Corporate Governance Committee of the Board (the “Compensation Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with Board organization, membership and structure, succession planning, and corporate governance. The Executive Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with the acquisition, disposition and financing of investments for the Company.

Committees of the Board; Meetings

Meetings:  During the year ended December 31, 2009, the Board held four meetings and took six actions by unanimous written consent. Each of the directors attended 75% or more of the total number of the meetings of the Board and the committees on which he or she served.

Executive Committee:  The Executive Committee of the Board is comprised of Howard Walker (Chair), Samuel Zell and Ms. Rosenberg. The Executive Committee has the authority, within certain parameters set by the Board, to authorize the acquisition, disposition and financing of investments for the Company (including the issuance of additional limited partnership interests of MHC Operating Limited Partnership) and to authorize contracts and agreements, including those related to the borrowing of money by the Company, and generally exercise all other powers of the Board except as prohibited by law. During the year ended December 31, 2009, the Executive Committee held no meetings and took twelve actions by unanimous written consent.

Compensation, Nominating and Corporate Governance Committee:  The Compensation Committee is comprised of Ms. Rosenberg (Chair), Gary Waterman and Mr. David Contis. The Board has determined that each of the Compensation Committee members is an “independent” director within the meaning set forth in the NYSE listing standards. The Compensation Committee is governed by the Charter of the Compensation, Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website. The Compensation Committee determines compensation for the Company’s executive officers and exercises all powers of the Board in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee did not engage a compensation consultant, nor did a compensation consultant assist the Company or the Board with executive compensation matters during the last completed fiscal year. The Compensation Committee receives recommendations regarding executive compensation from the Company’s Chief Executive Officer and President and considers these recommendations in determining appropriate compensation plans. The Compensation Committee does not delegate its’ authority in regards to establishing executive compensation. The Compensation Committee also has the authority to grant stock options, stock appreciation rights and restricted stock awards in accordance with the Company’s 1992 Stock Option and Stock Award Plan, as amended and restated (the “Stock Option and Award Plan”), to the management of the Company and its subsidiaries, other employees and consultants. In addition, the Compensation Committee identifies and recommends qualified individuals to become Board members (described further below), develops and recommends the Guidelines on Corporate Governance applicable to the Company, recommends to the Board director nominees for each committee of the Board and directs the Board in an annual review of its performance. During the year ended December 31, 2009, the Compensation Committee held eleven meetings and took two actions by unanimous written consent.

Audit Committee:  The Audit Committee is comprised of Philip Calian (Chair), Thomas Dobrowski and David Contis. The Board has determined that each of the Audit Committee members is an “independent” director within the meaning set forth in the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Calian, Mr. Dobrowski, and Mr. Contis are each an “audit committee financial expert” as such term is defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee is governed by the Audit Committee Charter, which was filed as an attachment to the Company’s proxy statement filed with the SEC on March 31, 2008. A copy of the Audit Committee Charter is also available on the Company’s website. The Audit Committee is responsible for, among other things, engaging our Independent Accountants, reviewing with the Company’s Independent Accountants the plans for and results of the audit engagement, approving professional services provided by the Company’s Independent Accountants, reviewing the independence of the Company’s Independent Accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls and accounting and reporting practices assessing the quality and integrity of our audited financial statements. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting and auditing matters. During the year ended December 31, 2009, the Audit Committee held thirteen meetings and took no action by unanimous written consent.

Board Member Nominations

Board member nominations are governed by the Compensation, Nominating and Corporate Governance Committee Charter. The Compensation Committee will consider nominees recommended by stockholders. If you wish to recommend a person whom you consider qualified to serve on the Board, you must give written notice to the Secretary of the Company in accordance with the requirements described in “Stockholder Proposals.” This notice must contain: (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Exchange Act, (ii) the name and address of the stockholder giving the notice, (iii) the number of shares of Common Stock owned beneficially and of record by such stockholder, and (iv) the written consent of each nominee to serve as a director if so elected. The Compensation Committee will consider and evaluate persons recommended by stockholders in the same manner as potential nominees identified by the Board and/or the Compensation Committee.

The Compensation Committee identifies nominees for director from various sources. In assessing potential director nominees, the Compensation Committee considers the character, background and professional experience of candidates. All nominees should possess good judgment and an inquiring and independent mind. Familiarity with the issues affecting the Company is among the relevant criteria. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The Compensation Committee will also carefully consider any potential conflicts of interest. Nominees must also be willing and able to devote sufficient time and effort to carrying out the duties and responsibilities of a director effectively, and should be committed to serving on the Board for an extended period of time. Neither the Company nor the Compensation Committee has a formal policy with regard to the consideration of diversity in indentifying and evaluating director nominees, although both may consider diversity when identifying and evaluating potential director nominees. As detailed above, the Compensation Committee strives to nominate directors with a variety of complementary skills so that, if elected, the Board will contain the appropriate mix of diversity in background and experience to oversee the Company’s business.

Biographical Information

Set forth below are biographies of each of the Company’s executive officers. Biographies of the director nominees are set forth below in Proposal 1.

Executive Officers

Thomas Heneghan, 46, is Chief Executive Officer of the Company. See biographical information in Proposal 1 below.

Joe. McAdams, 66, has been President of the Company since January 2008. Mr. McAdams is also a member of the Company’s Management Committee, which was created in 1995 and is comprised of the Company’s executive officers (the “Management Committee”). Mr. McAdams was the chairman of the board, president and chief executive officer of Privileged Access, LP, an RV and vacation membership business, from October 2005 to January 2008 and remains the 100% owner of Privileged Access, LP. Mr. McAdams was a member of the Board of Managers of PATT Holding Company, LLC (“PATT”), the parent entity of Thousand Trails and a subsidiary of Privileged Access, LP, until the entity was dissolved in 2008. Mr. McAdams was a director of the Company from January 2004 to October 2005. Mr. McAdams was a director of Affinity Group, Inc., a leading provider of products and services to the recreational vehicle market, from August 1995 to October 2005; Liberty Publishing Company, a publisher of daily newspapers and alternate publications, from May 2004 to June 2005; and Vestcom, Inc., a leading provider of business and marketing communications from February 2005 to April 2007.

Michael Berman, 52, has been Executive Vice President and Chief Financial Officer of the Company since December 2005 and has had oversight of the Company’s legal department since February 2009. Mr. Berman is also a member of the Company’s Management Committee. Mr. Berman was Vice President, Chief Financial Officer and Treasurer of the Company from September 2003 to December 2005. In 2003, Mr. Berman was an associate professor at the New York University Real Estate Institute. Mr. Berman was a managing director in the Investment Banking department at Merrill Lynch & Co. from 1997 to 2002. Mr. Berman is a director of Lotsa Helping Hands, a private provider of internet web-based tools for caregiving and volunteer coordination.

Ellen Kelleher, 49, has been Executive Vice President — Property Management since February 2009, and has been Secretary of the Company since May 2000. Ms. Kelleher is also a member of the Management Committee. Ms. Kelleher was Executive Vice President and General Counsel of the Company from March 1997 to February 2009. Ms. Kelleher was Senior Vice President, General Counsel and Assistant Secretary of the Company from March 1994 to March 1997.

Roger Maynard, 52, has been Executive Vice President — Asset Management of the Company since February 2009. Mr. Maynard is also a member of the Company’s Management Committee. Mr. Maynard was Executive Vice President and Chief Operating Officer of the Company from December 2005 to February 2009. Mr. Maynard was Chief Operating Officer of the Company from January 2004 to December 2005. Mr. Maynard was Senior Vice President for national operations of the Company from January 2003 to December 2003. Mr. Maynard was Senior Regional Vice President for the Company’s Eastern division from September 2001 to December 2002, and Senior Regional Vice President for the Company’s Southeastern region from January 2000 to September 2001. Mr. Maynard was Regional Vice President for the Company’s Southeastern region from June 1998 to December 1999, and Regional Vice President for the Company’s Northeastern region from October 1997 to June 1998.

Marguerite Nader, 41, has been Executive Vice President — Sales and Marketing of the Company since February 2009. Ms. Nader is also a member of the Management Committee. Ms. Nader was Senior Vice President of New Business Development of the Company from January 2007 to February 2009. Ms. Nader was Vice President of New Business Development of the Company from January 2001 to January 2007. Ms. Nader was Vice President of Asset Management of the Company from January 1998 to January 2001. Ms. Nader has been employed with the Company since 1993.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Independence of Directors

Pursuant to the Company’s Guidelines on Corporate Governance, which require that a majority of our directors be independent within the meaning of NYSE standards and do not include any additional categorical standards other than those required by the NYSE, the Board undertook a review of the independence of directors nominated for re-election at the upcoming Annual Meeting. During this review, the Board considered transactions and relationships, if any, during the prior year between each director or any member of his or her immediate family and the Company, including those reported under “Certain Relationships and Related Transactions” below. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that all the directors nominated for election at the Annual Meeting, as well as Mr. Donald Chisholm who served as a director until his retirement from the Board on April 1, 2009, are independent of the Company and its management with the exception of our current Chief Executive Officer, Mr. Heneghan. The Board determined that each independent director neither has nor had a material relationship with the Company other than being a director and/or a stockholder of the Company.

The Board specifically considered Mr. Zell’s affiliation to Two North Riverside Plaza Joint Venture Limited Partnership, which provides office space to the Company as further described in “Certain Relationships and Related Transactions” below. The Board determined that this relationship between the Company and Two North Riverside Joint Venture Plaza does not breach NYSE bright line tests and did not hinder Mr. Zell’s independence. The Board considered that Mr. Zell’s net worth has been estimated in excess of $3.5 billion and the payments to Two North Riverside Joint Venture Plaza are substantially less than one percent of the aggregate revenues of the Zell family trusts and Mr. Zell’s interests. The Board further considered Mr. Zell’s prior role as interim Chief Executive Officer for the eighteen-month period from March 1995 to August 1996, to allow time for transition to a new CEO. During such time, Mr. Zell did not receive compensation for his role as interim CEO and was not subject to an employment agreement, nor did he receive any severance, long-term health or pension benefits. The Board determined that Mr. Zell’s prior role as interim CEO did not hinder Mr. Zell’s independence.

The Board specifically considered Mr. Walker’s role as a former Chief Executive Officer of the Company and as a former member of the Compensation Committee and determined that these roles did not hinder Mr. Walker’s independence within the meaning of the NYSE listing standards. Mr. Walker no longer serves on the Compensation Committee effective as of February 24, 2009. In addition, the Board specifically considered the consulting agreement between the Company and Mr. Walker’s son as further described in “Certain Relationships and Related Transactions” below. The Board determined that this relationship did not breach NYSE bright line tests and did not hinder Mr. Walker’s independence.

General Information about the Nominees

The Company’s Board consists of eight directors. The Company’s Charter currently provides for the annual election of all directors. All the nominees are presently directors, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

Set forth below are biographies of each of the director nominees.

Samuel Zell, 68, has been Chairman of the Board of the Company since March 1995, and was Chief Executive Officer of the Company from March 1995 to August 1996. Mr. Zell was Co-Chairman of the Board of the Company from its formation until March 1995. Mr. Zell was a director of Mobile Home Communities, Inc., the former manager of the Company’s manufactured home communities, from 1983 until its dissolution in 1993. Mr. Zell has served as Chairman of Equity Group Investments, L.L.C. (“EGI”), a private investment company, since 1999 and is its president. EGI provides investment management and accounting services to the Zell family trusts. Mr. Zell was a trustee and chairman of the board of trustees of Equity Office Properties Trust (“EOP”), an equity real estate investment trust (“REIT”) primarily focused on office buildings, from October 1996 until its sale in February 2007, and was its chief executive officer from April 2002 to April 2003, and its president from April 2002 to November 2002. For more than the past five years, Mr. Zell has served as chairman of the board of Anixter International, Inc., a global distributor of structured cabling systems; as chairman of the board of Equity Residential, an equity REIT that owns and operates multi-family residential properties; and as chairman of the board of Capital Trust, Inc., a specialized finance company (“Capital Trust”). Mr. Zell has been chairman of the board of Covanta Holding Corporation (previously known as Danielson Holding Corporation) since September 2005, was previously a director from 1999 until 2004, and served as its president, chairman and chief executive officer from July 2002 to October 2004. Mr. Zell has served as a director of Tribune Company, a diversified media company, since May 2007, as Chairman since December 2007, and as Chief Executive Officer from December 2007 to December 2009. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Zell was the chairman of the board of Rewards Network, Inc. (previously known as iDine Rewards Network, Inc.), an administrator of loyalty-based consumer reward programs, from 2002 until 2005.

Howard Walker, 70, has been Vice-Chairman of the Board of the Company since May 2003 and Chair of the Board’s Executive Committee since January 2004. Mr. Walker has been a director of the Company since November 1997. Mr. Walker has been retired from the Company since December 2003. Mr. Walker was Chief Executive Officer of the Company from December 1997 to December 2003. Mr. Walker was President of the Company from September 1997 to May 2000, and President of Realty Systems, Inc., an affiliate of the Company, from March 1995 to April 2000. Mr. Walker was a Vice President of the Company from January 1995 to March 1995.

Philip Calian, 47, has been a director of the Company since October 2005. Mr. Calian has been founder and managing partner of Kingsbury Partners, LLC since January 2003, and an operating partner of Waveland Investments, LLC since July 2004. Kingsbury Partners LLC is a private equity and consulting firm focused on providing capital and ownership skills to middle market distressed businesses and Waveland Investments LLC is a Chicago-based private equity firm with committed equity capital. Prior to founding Kingsbury Partners LLC, Mr. Calian was chief executive officer of American Classic Voyages Co., a publicly-traded travel and leisure company, from 1995 until 2002. In October 2001, American Classic Voyages Co. filed for protection under Chapter 11 of the Bankruptcy Code. Mr. Calian was a director of JetAway Today, Inc., a private internet travel company, until its sale in 2007. Mr. Calian is a director of MCS Investment Group, LLC, a private producer and seller of mineral well brine; Hudson Lock, LLC, a private lock manufacturer; and Cottingham & Butler, Inc., a private insurance broker.

David Contis, 51, has been a director of the Company since February 2009. Mr. Contis has been President of Real Estate for Equity Group Investments, L.L.C. (“EGI”), a diversified holding company for real estate and corporate investments of Samuel Zell and the Zell family trusts, since November 2006. Mr. Contis was Executive Vice President and Chief Operating Officer of The Macerich Company, a shopping center real estate investment trust from May 1997 to October 2006. Mr. Contis was employed in various capacities by Equity Properties & Development L.P. (“EPDLP”), a subsidiary of EGI, from 1980 to 1997, including Vice Chairman, Executive Vice President and Chief Operating Officer of EPDLP from 1992 to 1997. Mr. Contis currently serves on the Board of Directors of BRMalls, Brazil’s largest shopping center company. Mr. Contis was a director of PATT Holding Company, LLC from January 2008 to August 2008. Mr. Contis was a director and served as a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., a Canadian-based real estate company from 1997 to 2003. In addition, Mr. Contis was a Trustee of the International Council of Shopping Centers.

Thomas Dobrowski, 66, has been a director of the Company since March 1993. Mr. Dobrowski has been retired from ProMark Global Advisors, formerly known as General Motors Investment Management Corporation (“GMIMC”), since October 2005. Mr. Dobrowski was the managing director of real estate and alternative investments of GMIMC from December 1994 to September 2005. Mr. Dobrowski is a director of Capital Trust. Mr. Dobrowski was also a trustee of EOP until its sale in 2007.

Thomas Heneghan, 46, has been Chief Executive Officer of the Company since January 2004. Mr. Heneghan has been a director of the Company since March 2004. Mr. Heneghan is a member of the Company’s Management Committee. Mr. Heneghan was President of the Company from January 2004 to January 2008. Mr. Heneghan was President and Chief Operating Officer of the Company from May 2000 to December 2003. Mr. Heneghan was Executive Vice President, Chief Financial Officer and Treasurer of the Company from April 1997 to May 2000, and Vice President, Chief Financial Officer and Treasurer of the Company from February 1995 to March 1997. Mr. Heneghan was member of the Board of Managers of PATT from April 2006 to August 2008.

Sheli Rosenberg, 68, has been a director of the Company since August 1996, and has been the Lead Director of the Company since 2002. Ms. Rosenberg was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Business from 2003 to 2007. Ms. Rosenberg was vice chairman of EGI from January 2000 through December 2003. Ms. Rosenberg was president of Equity Group Investments, Inc. (“EGI, Inc.”), an investment company, from November 1994 to December 1999, and was chief executive officer of EGI, Inc. from November 1994 to December 1999. Ms. Rosenberg was a principal of the law firm of Rosenberg & Liebentritt from 1980 to September 1997. Ms. Rosenberg is a director of CVS Caremark Corporation, an owner and operator of drug stores; Nanosphere, Inc., a nanotechnology-based molecular diagnostics company; and Ventas, Inc., an owner of real estate in the health care field. Ms. Rosenberg is a trustee of Equity Residential. Ms. Rosenberg was also a trustee of EOP until its sale in 2007.

Gary Waterman, 68, has been a director of the Company since March 1993. Since 1989, Mr. Waterman has been president of Waterman Limited, a real estate services and investment company that he founded. Mr. Waterman served in various roles at LaSalle Partners Incorporated, now known as Jones Lang LaSalle, from 1968 to 1989, including the formation of the real estate company, which focused on corporate real estate services, investment management and development. Mr. Waterman became a director of Avalara, Inc., a private software company in September 2007.

In addition to each director nominee’s qualifications, experience and skills outlined in their biographical data above, the Company’s Board looked for certain attributes in each of the nominee directors and based on these attributes, determined that each director nominee should serve on the Company’s Board. The Board does not require that the director nominees possess each attribute, but rather the Board is looking for a mix of attributes across the board members. These attributes include: (i) prior experience on the Company’s Board and other relevant board level experience, (ii) real estate industry experience, (iii) transactional experience especially within the real estate industry; (iv) relevant experience in property operations; (v) financial expertise; (vi) legal and/or regulatory experience; (vii) knowledge of and experience with corporate governance matters, (viii) experience with executive compensation matters, and (ix) prior experience in risk management. The following table shows the attributes of each director nominee.

	Board	Real Estate		Property	Financial	Legal/	Corporate	Executive	Risk
	Experience	Industry	Transactional	Operations	Expertise	Regulatory	Governance	Compensation	Management

Samuel Zell	X	X	X	X	X	X	X	X	X

Howard Walker	X	X	X	X		X	X	X	X

Philip Calian	X		X	X	X	X	X	X	X

David Contis	X	X	X	X	X	X	X	X	X

Thomas Dobrowski	X	X	X	X	X		X	X	X

Thomas Heneghan	X	X	X	X	X	X	X	X	X

Sheli Rosenberg	X	X	X			X	X	X	X

Gary Waterman	X	X	X				X	X	X

Director Compensation

The following table includes compensation information for the year ended December 31, 2009 for each non-employee member of our Board of Directors.

	Fees Earned			Non-Equity
	or Paid	Stock	Option	Incentive Plan	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)(3)(4)	($)

Philip Calian	46,500	189,510	—	—	—	236,010
Donald Chisholm	11,500	—	—	—	—	11,500
David Contis	42,847	76,320	11,203	—	—	130,370
Thomas Dobrowski	46,000	76,320	—	—	—	122,320
Sheli Rosenberg	47,500	264,970	—	—	—	312,470
Howard Walker	46,652	189,510	81,267	—	—	317,429
Gary Waterman	46,000	76,320	—	—	—	122,320
Samuel Zell	46,000	76,320	399,770	—	—	522,090

(1)	For 2009, the Company paid each of its non-employee directors an annual fee of $45,000. In addition, directors who serve on the Executive Committee, Audit Committee or Compensation Committee receive an additional $1,000 per annum for each committee on which they serve. Committee chairpersons receive an additional $500 per annum for their service. Directors who are employees of the Company are not paid any directors’ fees. Mr. Contis joined the Board in February 2009; therefore, his director fee was pro-rated. Mr. Chisholm retired from the Company’s Board effective April 1, 2009, therefore, his director fee was pro-rated. Mr. Walker served on the Compensation Committee through February 24, 2009, therefore, his Committee fee was pro-rated.

(2)	These amounts reflect the grant date fair value, as calculated in accordance with FASB ASC Topic 718 “Stock Compensation” (“FASB ASC 718”) (prior authoritative guidance: SFAS No. 123R), related to restricted stock and option awards issued in 2009 pursuant to the Company’s Stock Option and Award Plan.

Refer to Note 14, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the Company’s 2009 Form 10-K filed on February 25, 2010 for the relevant assumptions used to determine the valuation of our restricted stock and option awards.

Pursuant to the Stock Option and Award Plan, on the date of the first Board of Directors meeting after each Annual Meeting of Stockholders, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vest on the date six months after the grant date, one-third vest on the first anniversary of the grant date and one-third vest on the second anniversary of the grant date.

Pursuant to the authority granted in the Stock Option and Award Plan, in November 2009 the Compensation Committee approved the annual award of stock options to be granted to the Chairman of the Board, the Compensation Committee Chairperson and Lead Director, the Executive Committee Chairperson, and the Audit Committee Chairperson and Audit Committee Financial Expert on January 31, 2010 (or the following trading day if the NYSE is closed on such date) for their services rendered in 2009. Ms. Rosenberg abstained from discussion and voting on the award granted to the Chairperson of the Compensation Committee and Lead Director. On February 1, 2010, Mr. Zell was awarded options to purchase 100,000 shares of Common Stock, which he elected to receive as 20,000 shares of Restricted Common Stock, for services rendered as Chairman of the Board during 2009; Ms. Rosenberg was awarded options to purchase 25,000 shares of Common Stock, which she elected to receive as 5,000 shares of Restricted Common Stock, for services rendered as Lead Director and Chairperson of the Compensation Committee during 2009; Mr. Walker was awarded options to purchase 15,000 shares of Common Stock, which he elected to receive as 3,000 shares of Restricted Common Stock, for services rendered as Chairperson of the Executive Committee during 2009; and Mr. Calian was awarded options to purchase 15,000 shares of Common Stock, which he elected to receive as 3,000 shares of Restricted Common Stock, for services rendered as Audit Committee Financial Expert and Audit Committee Chairperson during 2009. Such shares were issued at a per share price of $49.26, the NYSE closing price of the Company’s Common Stock on February 1, 2010. One-third of the options to purchase Common Stock and the shares of Restricted Common Stock covered by these awards vests on each of December 31, 2010, December 31, 2011, and December 31, 2012.

As of December 31, 2009, each non-employee director had the following unexercised stock options and unvested Restricted Stock awards outstanding:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Number of
	Unexercised	Unexercised	Shares of
	Options	Options	Stock That
	(#)	(#)	Have Not
Name	Exercisable	Unexercisable	Vested

Philip Calian	—	—	5,001
David Contis	933	1,867	1,334
Thomas Dobrowski	—	—	2,001
Sheli Rosenberg	25,000	—	7,002
Howard Walker	41,666	8,334	3,334
Gary Waterman	—	—	2,001
Samuel Zell	566,665	103,335	1,334

(3)	During the year ended December 31, 2009, directors did not receive any perquisites or other compensation. The Company reimburses the directors for travel expenses incurred in connection with their activities on behalf of the Company.

(4)	In December 2000, the Company entered into a deferred compensation arrangement with Mr. Walker to encourage him to remain employed by the Company. The agreement provided Mr. Walker with a salary benefit commencing May 17, 2004. Pursuant to the agreement, commencing on such date, Mr. Walker receives an annual deferred compensation payment in the amount of $200,000 for a ten-year period. The Company purchased an annuity for approximately $1.2 million to fund its future obligations under the agreement. The annuity is held by a trust for the benefit of Mr. Walker and is subject to the claims of creditors of the Company. A copy of Mr. Walker’s deferred compensation agreement was filed on Form 8-K with the SEC on September 25, 2008.

Vote Required

A plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of Common Stock to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

The Board unanimously recommends that you vote “FOR” each of the eight nominees for director for a one-year term.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that the stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm (“Independent Accountants”) for the fiscal year ending December 31, 2010. As a matter of good corporate governance, the selection of Ernst & Young is being submitted to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Independent Accountants by the stockholders, the Audit Committee, in its discretion, may direct the appointment of different Independent Accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or any of our subsidiaries in any capacity. There have been no disagreements between the Company and its Independent Accountants relating to accounting procedures, financial statement disclosures or related items. Representatives of Ernst & Young are expected to be available at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2009 and 2008 for professional services rendered by the Independent Accountants for the audit of the Company’s financial statements, for the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, and for the reviews by the Independent Accountants of the financial statements included in the Company’s Forms 10-Q were approximately $836,200 and $584,100, respectively. The 2009 fees also included amounts related to the Company’s equity offering and shelf registration.

Audit-Related Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2009 and 2008 for assurance and related services by the Independent Accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees” above were approximately $66,500 and $98,900, respectively. These fees consist primarily of fees for services provided to assist the Company with attest services related to audits of subsidiaries and benefit plans and other accounting consultations.

Tax Fees.  The aggregate fees billed (or expected to be billed) for fiscal years 2009 and 2008 for professional services rendered by the Independent Accountants for tax compliance, tax advice and tax planning were approximately $25,000 and $186,500, respectively.

All Other Fees.  There were no other fees billed to the Company by the Independent Accountants in fiscal years 2009 and 2008.

Auditor Independence.  The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy on Pre-Approval.  The Company and the Audit Committee are committed to ensuring the independence of the Company’s Independent Accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee must pre-approve all audit services and permissable non-audit services provided by the Company’s Independent Accountants, except for any de minimis non-audit services. The Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young in 2009 were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast is necessary to ratify the selection of Ernst & Young.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Ernst & Young as the Company’s Independent Accountants for 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of Mr. Calian, Mr. Contis, and Mr. Dobrowski. The Board has determined that Mr. Calian, Mr. Contis, and Mr. Dobrowski each meet the independence and financial literacy requirements of the NYSE and Rule 10A-3 of the Exchange Act. In addition, the Board has determined that Mr. Calian, Mr. Contis and Mr. Dobrowski each qualify as an “audit committee financial expert” as defined by the SEC rules. No member of the Audit Committee is a current or former officer or employee of the Company, and no member serves on more than two other public company audit committees.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee is governed by a written charter approved by the Board. In accordance with this charter, the Audit Committee oversees the accounting, auditing and financial reporting practices of the Company. The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the work of the Independent Accountants. The Audit Committee pre-approves the services of the Independent Accountants in accordance with the applicable rules of the SEC and the NYSE. The Audit Committee has also established procedures for the processing of complaints received from employees regarding internal control, accounting, and auditing matters. The Audit Committee held thirteen meetings during 2009.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the Independent Accountant’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting with management, the internal auditors and the Independent Accountants.

The Audit Committee reviewed with the Company’s Independent Accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the Audit Committee has discussed with the Independent Accountants the Independent Accountant’s independence from the Company’s management and the Company, including the matters in the letter from the Independent Accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services provided to the Company by the Independent Accountants with the Independent Accountant’s independence.

The Audit Committee discussed with the Company’s Independent Accountants the overall scope and plans for their audit. The Audit Committee met with the Independent Accountants, with and without management present, to discuss the results of their examinations; their evaluation of the Company’s internal controls, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the 2009 Form 10-K for filing with the SEC. The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of the Company’s Independent Accountants.

Respectfully submitted,

Philip Calian, Chair
David Contis
Thomas Dobrowski

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy.  The Compensation Committee (referred to in this Compensation Discussion and Analysis report as “the Compensation Committee”, “we”, “us”, and “our”) determines and approves the compensation of the Company’s executive officers and guides the Company’s overall philosophy towards the compensation of its employees. We believe that the compensation of the Company’s executive officers should be both competitive and based on individual and Company performance. We believe that the compensation of our executives should reflect their success as a management team in attaining certain operational goals, which leads to the success of the Company and serves the best interests of our stockholders.

Objectives of the Compensation Program.  The primary objective of our compensation program is to attract and retain highly qualified executives by providing competitive base salaries and meaningful short-term and long-term incentives. In addition, our compensation program is structured to hold our executive officers accountable for the performance of the Company by tying a portion of their annual non-equity incentive compensation to performance targets. Our compensation program is also designed to promote an ownership mentality among executives. We recognize that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock. In October 2005, we established stock ownership guidelines for each of our executive officer positions and directors. Under these guidelines, all of our executive officers and directors are required to purchase a minimum amount of the Company’s Common Stock, valued at the time of purchase, and to maintain this minimum amount throughout their tenure as an executive officer or member of the Board. Such ownership guidelines follow: five times the base salary for the CEO; four times the base salary for the President; three times the base salary for each of the other executive officers; and three times the annual retainer for each Board member. Each of our executive officers and Board members currently own shares of Common Stock of the Company, which exceed the minimum established guidelines.

What Our Compensation Program is Designed to Reward.  Our compensation program is designed to reward the Company’s executive officers for their contributions to the Company and for achieving improvements in the Company’s performance during the year. We have deliberately kept base salaries at a relatively small percentage of total compensation. This allows us to reward each officer’s performance through annual bonus awards, long-term incentives such as Restricted Common Stock Awards and the Long-Term Cash Incentive Plan. The annual non-equity incentive bonus plan involves the Compensation Committee and the CEO, with input from each executive officer, jointly setting goals for each of the executive officers. Restricted Common Stock Awards are designed to provide incentive to the executives to ensure the successful implementation of long-term strategic goals of the Company and to provide for the retention of such executives. In 2007, the Long-Term Cash Incentive Plan was established to reward certain members of management and each executive officer, excluding the CEO (see “CEO Compensation” discussion below) and President, for increases in the Company’s Funds From Operations per share growth and the Company’s total return as compared to our peer group.

Elements of Compensation.  During the fiscal year ended December 31, 2009, there were three major components of executive compensation: base salary, non-equity incentive compensation, and retention and long-term incentive compensation. In conjunction with the CEO, we review the Company’s executive salary structure on an annual basis with the use of a tally sheet. The tally sheet summarizes total compensation for each executive, including base pay, stock and option award values, non-equity incentive plan compensation, and all other compensation for the current and prior years. The tally sheet allows us to quantify each executive officer’s total compensation for use in comparison to the salaries of executives at other REITs. Our compensation policy takes into account a review of executive compensation and performance data on publicly traded REITs obtained from the SNL Financial database. We believe the executive compensation information derived from the SNL Financial database provides comparable salary data for the Company. Our compensation program is based on a review of peer group median total compensation for each executive officer position and allows each executive to attain above or below average compensation compared to the peer group based on the Company’s performance. This is achieved through the issuance of Restricted Common Stock Awards and the Long Term Cash Incentive Plan. The companies that comprise this peer group are listed below in our discussion of retention and long-term incentive compensation. Where salary information is unavailable for a particular position, other positions having similar responsibilities are used. Salary increases are based upon overall Company performance and upon each officer’s performance, established goals, and contribution to the Company’s performance.

Base Salary.  We deliberately keep base salaries at a relatively small percentage of total compensation with modest annual increases in base salary. For 2009, we concluded that a base salary of $382,454 for Mr. Heneghan and $311,428 for each of Mr. Berman, Mr. Maynard, Ms. Kelleher and Ms. Nader was appropriate in this regard. These base salaries reflected no increase over the prior year’s base salaries, except for Ms. Nader. Ms. Nader’s salary was increased to $311,428 in 2009 from $257,500 in 2008 in order to align her compensation with that of the other executive officers. Mr. McAdams’ base salary for 2009 was $300,000, which is in accordance with his employment agreement effective as of January 1, 2008. Mr. McAdams’ employment agreement was approved by the Compensation Committee, provides for an initial term of three years and may be terminated at any time.

Non-Equity Incentive Compensation.  Our practice is to award annual non-equity incentive compensation (“bonus”) based on certain performance targets established by us for each year after consultation with the CEO and executive officers. We selected these performance targets, as we believe management should focus on short-term annual performance metrics that support and ensure the Company’s long-term success and profitability. Performance targets were established and communicated to the executive officers in February 2009 when the outcome of the performance targets was substantially uncertain. The final payout of 2009 executive bonuses was in January 2010, after finalization of the Company’s year-end earnings results.

The total 2009 bonus potential for the executive officers was approximately $3,533,000 (“2009 Bonus Potential”). The following table shows the maximum 2009 Bonus Potential for each executive officer and the percentage attributed to each performance target. Mr. McAdams’ 2009 Bonus Potential is in accordance with his employment agreement.

				Core
	Maximum 2009	Core MH	Core MH	Resort	Dues	TT Property
	Bonus Potential	Revenue	Occupancy	Revenue	Revenue	Operations	Discretionary
	(Amount x Base	Target	Target	Target	Target	Target	Target
Name	Salary)	(1)	(2)	(3)	(4)	(5)	(6)

Thomas Heneghan	2.0	10.0%	10.0%	10.0%	10.0%	10.0%	50.0%
Joe McAdams	3.0	10.0%	10.0%	10.0%	10.0%	10.0%	50.0%
Michael Berman	1.5	10.0%	10.0%	10.0%	10.0%	10.0%	50.0%
Ellen Kelleher	1.5	10.0%	10.0%	10.0%	10.0%	10.0%	50.0%
Roger Maynard	1.5	10.0%	10.0%	10.0%	10.0%	10.0%	50.0%
Marguerite Nader	1.5	10.0%	10.0%	10.0%	10.0%	10.0%	50.0%

(1)	This target required achieving a 3.4% increase in core manufactured home (“MH”) revenues for the year ending December 31, 2009 as compared to the year ending December 31, 2008. This target was not met for 2009; therefore, no amounts were paid for this target.

(2)	This target required that our core MH revenue generating site occupancy remain flat at December 31, 2009 as compared to December 31, 2008. This target was not met for 2009; therefore, no amounts were paid for this target.

(3)	This target required a 0.5% increase in our core resort revenues for the year ending December 31, 2009 as compared to the year ending December 31, 2008, which target was met. The total paid to all executive officers for this target was approximately $353,000.

(4)	This target required achieving dues revenues of $49.5 million for the year ending December 31, 2009, which target was met. The total paid to all executive officers for this target was approximately $353,000.

(5)	This target focused on reducing operating expenses and increasing on-site property revenue for our Thousand Trails (“TT”) business for the year ending December 31, 2009. Performance was based on improvement over historical performance, and this target was met. The total paid to all executive officers for this target was approximately $353,000.

(6)	At the beginning of 2009, the Compensation Committee in consultation with Mr. Heneghan and Mr. McAdams, developed criteria upon which each executive officer would be evaluated and which would be used in determining their discretionary bonuses. During November 2009, each executive officer completed a self-evaluation against those criteria. In addition, Mr. McAdams completed a performance evaluation related to the discretionary target goals for each of the other executive officers, all of whom report directly to him. Mr. Heneghan completed a performance evaluation of Mr. McAdams, who reports directly to Mr. Heneghan. We reviewed these evaluations and considered the results of these evaluations in the overall assessment of each executive’s performance. In addition, Mr. Heneghan provided us with his assessment of the Company’s performance for 2009.

Our evaluation of Mr. Heneghan’s achievements included this assessment, as well as the attainment of goals by each of the other executive officers. Mr. Heneghan received 90% of his discretionary bonus potential for 2009. Mr. McAdams was evaluated on his oversight of each of the executive officers reporting to him, as well as his achievements in improving certain reporting capabilities related to our rentals, membership sales and various product offerings, the introduction of low cost member products, and increasing lead generation. Mr. McAdams received 94% of his discretionary bonus potential for 2009. Mr. Berman was evaluated on his oversight of accounting, financial reporting, tax and legal, as well as his achievements in the assessing the Company’s debt financing and equity needs, investor relations, working capital management, improving certain reporting capabilities related to our rentals, membership sales and various product offerings oversight, and continued integration of the Thousand Trails business. Mr. Berman received 90% of his discretionary bonus potential for 2009. Ms. Kelleher was evaluated on her oversight of property operations, human resources, training and information technology, as well as her achievements related to the rental program and occupancy task force. Ms. Kelleher received 96% of her discretionary bonus potential for 2009. Mr. Maynard was evaluated on his oversight of the property and environmental infrastructure of the Company, as well as his achievements related to capital allocation, development and expansion projects, and identification of potential acquisition and disposition opportunities. Mr. Maynard received 92% of his discretionary bonus potential for 2009. Ms. Nader was evaluated on her oversight of sales and marketing, as well as achievements related to continued integration of Thousand Trails business, systemization of our RV marketing programs, streamlining our dues and collections process, implementation of our web strategy, and introduction of low cost member products. Ms. Nader received 99% of her discretionary bonus potential for 2009. The total paid to all executive officers for discretionary targets was approximately $1,645,000.

Retention and Long Term Incentive Compensation.  The Stock Option and Award Plan was adopted in December 1992, and amended and restated from time to time, most recently effective March 23, 2001. The Stock Option and Award Plan and certain amendments thereto were approved by the Company’s stockholders. A maximum of 6,000,000 shares of Common Stock are available for grant under the Stock Option and Award Plan. No more than 1,800,000 of the 4,000,000 shares added to the Stock Option and Award Plan since adoption may be issued as Restricted Common Stock Awards. No more than 250,000 shares of Common Stock may be subject to grants to any one individual in any calendar year. As of December 31, 2009, 970,442 shares of Common Stock remained available for grant; of these, 573,525 shares of Common Stock remained available for Restricted Common Stock Awards. Vesting of Restricted Common Stock Awards granted to executive officers under the Stock Option and Award Plan is typically over a one to three-year period. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company.

To provide long-term incentives for executive officers and to retain qualified officers, the Company has created performance and tenure-based stock option and Restricted Common Stock award programs pursuant to the authority set forth in the Stock Option and Award Plan. We recognize that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of the Company’s Common Stock.

In accordance with the Stock Option and Award Plan, stock options are awarded at the NYSE’s closing price of the Company’s Common Stock on the date of grant. We have never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor have we granted options on a date other than the grant date.

On December 28, 2006, the Compensation Committee approved the issuance of 140,000 shares of Restricted Common Stock to the executive officers (the “2006 Award Program”). The 2006 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On December 28, 2006, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $54.92 in accordance with the 2006 Award Program as follows: Mr. Heneghan was granted 40,000 shares; Mr. Maynard was granted 30,000 shares; Mr. Berman was granted 25,000 shares; Ms. Kelleher was granted 25,000 shares; and Ms. Nader was granted 20,000 shares. Such shares were subject to a three-year vesting schedule, with one-third vesting on December 31, 2007, one-third vesting on December 31, 2008 and one-third vesting on December 31, 2009.

On January 18, 2010, the Compensation Committee approved the issuance of 74,665 shares of Restricted Common Stock to the executive officers (the “2010 Award Program”). The 2010 Award Program was created pursuant to the authority set forth in the Stock Option and Award Plan. On February 1, 2010, the named executive officers were granted shares of Restricted Common Stock with a grant date fair value of $49.26 in accordance with the 2010 Award Program as follows: Mr. Heneghan was granted 16,333 shares; Mr. McAdams was granted 13,000 shares; Mr. Berman was granted 11,333 shares; Ms. Kelleher was granted 11,333 shares; Mr. Maynard was granted 11,333 shares; and Ms. Nader was granted 11,333 shares. Such shares will vest on December 31, 2010.

On each of May 15, 2007, May 8, 2008, and May 12, 2009, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock, which he could elect to receive as 2,000 shares of Restricted Common Stock, for his service as a director during such years. Mr. Heneghan elected to receive his 2007 awards as options to purchase 10,000 shares of Common Stock, and elected to receive his 2008 and 2009 awards as 2,000 shares of Restricted Common Stock, respectively. These options and shares of Restricted Common Stock were awarded in accordance with the Company’s Stock Option and Award Plan, which provides that each Board member shall receive such annual award on the date of the first Board meeting following the Company’s Annual Meeting. On such date, each director then in office will receive at the director’s election either an annual grant of options to purchase 10,000 shares of Common Stock at the then-current market price or an annual grant of 2,000 shares of Restricted Common Stock. Each of these awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

On January 4, 2008, Mr. McAdams received a grant of 30,000 shares of the Company’s restricted common stock in accordance with the terms of his employment agreement. Such shares are subject to a two-year vesting schedule, with one-third vested on each of January 4, 2008, January 1, 2009, and January 1, 2010.

On May 15, 2007, the Board approved a Long Term Cash Incentive Plan (the “LTIP”), effective as of January 1, 2007, together with an award thereunder as described below (the “2007 Award”), to provide a long-term cash bonus opportunity to members of the Company’s senior management and executive officers, excluding the CEO and the President (the “Participants”). Such Board approval was upon recommendation by the Compensation Committee. We excluded Mr. Heneghan and Mr. McAdams from the LTIP, so that they could remain independent in providing assistance to the Compensation Committee in administration of the LTIP. In January 2010, we approved a payout of approximately $2.8 million under the LTIP, subject to finalization of the Company’s earnings for the year ending December 31, 2009. The approved payments were paid to twenty-seven Participants in March 2010, upon completion of the Company’s annual audit for the 2009 fiscal year, including $125,000 to each of Mr. Berman, Ms. Kelleher, Mr. Maynard and Ms. Nader. The approved payments were based upon our evaluation of whether certain performance conditions were met and was at our full discretion, as further discussed below.

The 2007 Award payment (the “Eligible Payment”) was based upon the Company’s Compound Annual Funds From Operations Per Share Growth Rate (“FFO/Share CAGR”) over the three-year period ending December 31, 2009 (the “Performance Period”). The amount of the Eligible Payment was determined by taking the FFO/Share CAGR, as determined by the Compensation Committee, and selecting the Eligible Payment from the table as established by the Compensation Committee. The FFO/Share CAGR was rounded down to the nearest whole number percentage because the FFO/Share CAGR shall not include the expense effects of the Plan.

	Eligible Payments Based on FFO/Share CAGR% ($)
Name	10.0%	11.0%	12.0%	13.0%	14.0%	15.0%

Michael Berman	200,000	250,000	300,000	350,000	400,000	450,000
Ellen Kelleher	200,000	250,000	300,000	350,000	400,000	450,000
Roger Maynard	200,000	250,000	300,000	350,000	400,000	450,000
Marguerite Nader	175,000	225,000	275,000	325,000	375,000	425,000

The Eligible Payment was further adjusted upward or downward based on the Company’s Total Return for the Performance Period compared to a selected peer group. Total Return was derived from the SNL Financial database (www.snl.com) and was defined as the total return of a security over a period, including price appreciation and the reinvestment of dividends. With input from the CEO, we selected this peer group after an extensive review of other REITs and membership companies and a review of several factors for each of these companies, including market capitalization, number of employees, number of properties, shareholder returns, dividend returns, and FFO/share growth. The selected peer group of companies who are currently publicly traded consists of the following:

Apartment Investment and Management Company (AIV)	Home Properties, Inc. (HME)
AMB Property Corporation (AMB)	Healthcare Realty Trust, Inc. (HR)
AvalonBay Communities, Inc. (AVB)	HRPT Properties Trust (HRP)
Brandywine Realty Trust (BDN)	Host Hotels & Resorts, Inc. (HST)
BRE Properties, Inc. (BRE)	Kimco Realty Corporation (KIM)
Boston Properties, Inc. (BXP)	Liberty Property Trust (LRY)
CBL & Associates Properties, Inc. (CBL)	Mid-America Apartment Communities, Inc. (MAA)
Mack-Cali Realty Corporation (CLI)	Macerich Company (MAC)
Colonial Properties Trust (CLP)	National Retail Properties, Inc. (NNN)
Camden Property Trust (CPT)	Realty Income Corporation (O)
Developers Diversified Realty Corporation (DDR)	Corporate Office Properties Trust (OFC)
Duke Realty Corporation (DRE)	ProLogis (PLD)
Equity Residential (EQR)	Public Storage, Inc. (PSA)
Equity One, Inc. (EQY)	Regency Centers Corporation (REG)
Essex Property Trust, Inc. (ESS)	SL Green Realty Corp. (SLG)
First Industrial Realty Trust (FR)	Simon Property Group, Inc. (SPG)
Federal Realty Investment Trust (FRT)	Sovran Self Storage, Inc. (SSS)
General Growth Properties, Inc. (GGP)	United Dominion Realty Trust, Inc. (UDR)
Health Care REIT, Inc. (HCN)	Vornado Realty Trust (VNO)
Health Care Property Investors, Inc. (HCP)	Ventas, Inc. (VTR)
Highwoods Properties, Inc. (HIW)	Weingarten Realty Investors (WRI)

The 2007 Award Participants had the right to receive a pro rata share of the Eligible Payment, as adjusted, subject to satisfaction of conditions outlined in the Plan and the 2007 Award Agreement, and as determined at the full discretion of the Compensation Committee.

CEO Compensation.  Mr. Heneghan’s 2009 compensation consists of a base salary of $382,454 and an annual non-equity incentive compensation (“bonus”) award of $573,681. During the year ended December 31,

2009, Mr. Heneghan acquired 14,667 shares of Restricted Common Stock upon vesting with a value of $725,360. Mr. Heneghan is not a participant in the LTIP. On an annual basis, Mr. Heneghan receives an option to purchase 10,000 shares of Common Stock, which he can elect to receive as 2,000 shares of Restricted Stock, for his service as a director. We established Mr. Heneghan’s compensation based on the principles previously discussed in this CD&A.

Accounting and Tax Considerations.  On July 1, 2005, the Company began accounting for its stock options and stock awards in accordance with FASB ASC 718.

The Company may or may not structure compensation arrangements to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Severance Benefits.  None of our named executive officers, with the exception of Mr. McAdams, have any arrangements that provide for payment of severance benefits. In accordance with his employment agreement, Mr. McAdams participates in a severance plan, which allows for payment of two times his base salary for the termination year, a pro-rata share of his potential bonus for the termination year and a continuation of all health insurance benefits for a period of up to 24 months following termination. If Mr. McAdams employment had been terminated without cause on December 31, 2009, he would have received a severance payment of $600,000. In addition, he would have received his unvested Restricted Common Stock awards in the amount of 10,000 shares with a market value of approximately $504,000 as of December 31, 2009.

Non-Qualified Deferred Compensation.  We do not provide any non-qualified defined contribution or other deferred compensation plans.

Post-Employment Compensation.  With the exception of Mr. McAdams, all of our employees, including our named executive officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits. Mr. McAdams is an employee-at-will, however, his employment is subject to an employment agreement, which provides for an initial term of three years and may be terminated at any time. The economic consequences of such termination are described in the “Severance Benefits” of this CD&A above. Mr. McAdams is also subject to a non-compete clause and shall have no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access, LP.

Change in Control.  None of our named executive officers is entitled to payment of any benefits upon a change in control of the Company. The vesting of Restricted Common Stock Awards is subject to acceleration in the case of death, disability and involuntary termination not for cause or change of control of the Company. As of December 31, 2009, there were no unexercised non-vested restricted stock awards for any of the named executive officers, except as follows:

	Number of Shares of	Market Value of Shares of
	Restricted Stock	Restricted Stock That Have
	That Have Not Vested	Not Vested
	as of December 31, 2009	as of December 31, 2009
Name	(#)	($)

Thomas Heneghan	2,001	100,990
Joe McAdams	10,000	504,700

Perquisites and Other Benefits.  Our executives are entitled to few benefits that are not otherwise available to all of our employees. The perquisites we provided for the year ended December 31, 2009 are as follows. All employees who participated in our 401(k) plan received a matching contribution equal to 100% of the first 4% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $9,200. Additionally, a discretionary profit sharing component of the 401(k) plan provides for a contribution to be made annually for each participant in an amount, if any, as determined by the Company. Mr. Heneghan, Ms. Kelleher and Mr. Berman each have a health club membership of which the Company pays $600 of the annual membership fee. The Company has provided each of the executive officers with an indemnification agreement, however, the Company has paid no amounts under such agreements.

The Company has a non-qualified Employee Stock Purchase Plan (“ESPP”) in which certain employees and the directors may participate. Participants may acquire up to $250,000 of Common Stock annually thru the

ESPP at a 15% discount. All of the executive officers are participants in the ESPP. Discounts on such stock purchases are not considered a perquisite and are not included in the Summary Compensation Table as such discount is available to all salaried employees who elect to participate in the ESPP.

2010 Changes to Executive Compensation.  On March 15, 2010, we approved the 2010 Executive Bonus Plan. Information regarding the 2010 Executive Bonus Plan was filed on Form 8-K with the Securities Exchange Commission (“SEC”) on March 18, 2010.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14-A and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

Sheli Rosenberg, Chair
David Contis
Gary Waterman

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation paid to or earned for the year ended December 31, 2009 by the Company’s Chief Executive Officer, Chief Financial Officer and those persons who were, at December 31, 2009, the next four most highly compensated executive officers of the Company. The Company has not entered into any employment agreements with any of the named executive officers, except for Mr. McAdams. When setting total compensation for each of the executive officers, the Compensation Committee reviews all components of compensation, including equity and non-equity based compensation.

The executive officers were not entitled to receive payments, which are characterized as “Bonus” payments for the years ended December 31, 2009, 2008 and 2007. In February 2008 and 2009 and January 2010, the Compensation Committee approved the final bonus payment for each executive officer, with such payments being based on pre-established performance targets. Such performance-based bonuses are characterized as “Non-Equity Incentive Plan Compensation” in the table. Total compensation amounts include the fair value of the stock awards and option awards granted to the executive officers, with such grants being shown in the table in the year of grant.

For the years ended December 31, 2009, 2008 and 2007, “Salary” accounted for approximately 40%, 31% and 38%, respectively, of total compensation; “Stock Awards” and “Option Awards” accounted for approximately 2%, 23% and 1%, respectively, of total compensation; and “Non-Equity Incentive Plan Compensation” accounted for approximately 57%, 46% and 60%, respectively, of total compensation.

						Non-Equity
						Incentive Plan		All
				Stock	Option	Compensation		Other
Name and Principal		Salary	Bonus	Awards	Awards	STIP	LTIP	Compensation	Total
Position(1)	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Thomas Heneghan	2009	382,454	—	76,320	—	573,681	—	10,400	1,042,255
Chief Executive Officer	2008	382,454	—	96,660	—	611,926	—	9,800	1,100,840
& Director	2007	371,315	—	—	44,700	568,112	—	9,800	993,927
Joe McAdams(8)	2009	300,000	—	—	—	693,000	—	9,800	1,002,200
President	2008	300,000	—	1,278,000	—	720,000	—	9,200	2,307,200
	2007	—	—	—	—	—	—	—	—
Michael Berman	2009	311,428	—	—	—	350,357	—	10,400	672,185
Executive Vice President &	2008	311,428	—	—	—	378,870	—	9,800	700,098
Chief Financial Officer	2007	302,357	—	—	—	340,152	125,000	9,800	777,309
Ellen Kelleher	2009	311,428	—	—	—	364,371	—	10,400	686,199
Executive Vice President -	2008	311,428	—	—	—	380,814	—	9,800	702,042
Property Management	2007	302,357	—	—	—	360,561	125,000	9,800	797,718
& Secretary
Roger Maynard	2009	311,428	—	—	—	353,860	—	9,800	675,088
Executive Vice President -	2008	311,428	—	—	—	378,969	—	9,200	699,597
Asset Management	2007	302,357	—	—	—	340,152	125,000	9,200	776,709
Marguerite Nader	2009	311,428	—	—	—	370,210	—	9,800	691,438
Executive Vice President -	2008	257,500	—	—	—	323,484	—	9,200	590,184
Sales & Marketing	2007	250,000	—	—	—	286,875	125,000	9,200	671,075

(1)	Each of the named executive officers is also a member of the Company’s Management Committee.

(2)	Bonus payments were based on certain performance criteria being met and are included under the Non-Equity Incentive Plan Compensation column of this table.

(3)	These amounts reflect the grant-date fair value of restricted stock awards issued pursuant to the Company’s Stock Option and Award Plan, calculated in accordance with FASB ASC 718 based on the Company’s closing stock price on the grant date.

On each of May 12, 2009 and May 8, 2008, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock for his service as a director during such year, which he elected to receive as 2,000 shares of Restricted Common Stock. Each of these awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

On January 4, 2008, Mr. McAdams received a grant of 30,000 shares of restricted Common Stock in accordance with his employment agreement. Such award is subject to a vesting schedule, with one-third vesting immediately on January 4, 2008, one-third vesting on January 1, 2009, and one-third vesting on January 1, 2010.

All holders of Restricted Common Stock receive any dividends paid on such shares.

(4)	These amounts reflect the grant-date fair value of stock option awards issued pursuant to the Company’s Stock Option and Award Plan, calculated in accordance with FASB ASC 718.

On May 15, 2007, Mr. Heneghan received a grant of options to purchase 10,000 shares of Common Stock for his service as a director during such years. This option award is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

Refer to Note 14, “Stock Option Plan and Stock Grants,” in the Notes to the Consolidated Financial Statements included in the 2009 Form 10-K filed on February 25, 2010 for the relevant assumptions used to determine the valuation of our option awards.

(5)	The executive officers’ annual bonus is based on pre-established performance targets as communicated to the executives at the beginning of the year, and therefore, such bonus amounts are classified as non-equity incentive plan compensation in this table.

In February 2009, February 2008, and March 2007, the Compensation Committee approved the 2009, 2008 and 2007 bonus potential and performance targets, respectively. In January 2010, February 2009, and February 2008, after assessment of the achievement of such performance targets, the Compensation Committee approved and the executives received their annual non-equity incentive awards for each of the years ended December 31, 2009, 2008, and 2007, respectively. A portion of the 2008 bonus potential was paid in March 2008 and July 2008, after finalization of the first quarter 2008 and second quarter 2008 earnings, respectively. See the CD&A section of this Proxy Statement for further discussion of the 2009, 2008 and 2007 performance targets.

On March 15, 2010, the Compensation Committee approved the 2010 Executive Bonus Plan. Information regarding the 2010 Executive Bonus Plan was filed on Form 8-K with the SEC on March 18, 2010.

(6)	These amounts reflect compensation expense accrued in accordance with FASB ASC 718 related to the 2007 Award granted on May 15, 2007 under the Company’s LTIP. See the CD&A section of this Proxy Statement for further discussion of this 2007 Award.

(7)	Includes employer-matching contributions pursuant to the Equity LifeStyle Properties, Inc. Retirement Savings Plan of $9,800 for the year ending December 31, 2009 and $9,200 for each of the years ending December 31, 2008 and 2007, respectively. In addition, the Company paid a $600 annual health club membership fee for Mr. Heneghan, Mr. Berman and Ms. Kelleher.

(8)	On January 4, 2008, the Company entered into an employment agreement effective as of January 1, 2008 (the “Agreement”) with Mr. McAdams appointing him as President of the Company. The Agreement provides for an initial term of three years, but such Agreement may be terminated at any time. The Agreement provides for a minimum annual base salary of $300,000. Mr. McAdams is also eligible to receive an annual non-equity incentive compensation payment (“Bonus”) in an amount up to three times his base salary. Such Bonus payment is based on certain performance benchmarks established by the Company’s Compensation Committee at the beginning of each year.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to options and Restricted Common Stock granted to our named executive officers for the year ended December 31, 2009.

						All Other	All Other
						Stock	Option
						Awards:	Awards;
						Number of	Number of	Exercise or	Grant Date
			Estimated Future Payouts Under			Shares of	Securities	Base Price	Fair Value
			Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	of Stock and
			Threshold	Target	Maximum	Units	Options	Awards	Option Awards
Name	Grant Date		($)	($)	($)	(#)(2)	(#)	($/sh)	($)(3)

Thomas Heneghan	5/12/09		—	—	—	2,000	—	—	76,320
	2/20/09	(1)	—	382,454	764,908	—	—	—	—
Joe McAdams	2/20/09	(1)	—	450,000	900,000	—	—	—	—
Michael Berman	2/20/09	(1)	—	233,571	467,142	—	—	—	—
Ellen Kelleher	2/20/09	(1)	—	233,571	467,142	—	—	—	—
Roger Maynard	2/20/09	(1)	—	233,571	467,142	—	—	—	—
Marguerite Nader	2/20/09	(1)	—	233,571	467,142	—	—	—	—

(1)	Payment of the 2009 award was based on the following performance targets being achieved: 10% related to achieving a benchmark in core MH revenues; 10% related to maintaining core MH occupancy; 10% related to achieving a benchmark in core resort revenues; 10% related to achieving a benchmark in dues revenues; 10% related to achieving a benchmark in Thousand Trails property operations; and, 50% was at the discretion of the Compensation Committee after evaluation of each executive officer’s performance, including an analysis of successes and challenges during the year. The 2009 target amounts reflect the non-discretionary portion of the annual award. Payment of the 2009 award was made in January 2010.

(2)	These amounts reflect the number of shares of Restricted Common Stock granted to each named executive officer pursuant to the Stock Option and Award Plan. Mr. Heneghan’s award was for his services as a Director of the Company.

(3)	This amount reflects the grant-date fair value of restricted stock awards issued pursuant to the Company’s Stock Option and Award Plan, calculated in accordance with FASB ASC 718 based on the Company’s closing stock price on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table includes certain information with respect to the value of all unexercised stock options and non-vested restricted stock awards previously awarded to the named executive officers as of December 31, 2009.

	Option Awards(1)
	Number of	Number of
	Securities	Securities			Stock Awards(2)
	Underlying	Underlying				Market
	Unexercised	Unexercised			Number of Shares or	Value of Shares or
	Options	Options	Option	Option	Units of Stock That	Units of Stock That
	(#)	(#)	Exercise	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	Price	Date	(#)	($)

Thomas Heneghan	—	—	—	—	2,001	100,990
	10,000	—	$53.30	05/15/2017	—	—
	10,000	—	$43.56	05/03/2016	—	—
	10,000	—	$37.35	05/10/2015	—	—
Joe McAdams	—	—	—	—	10,000	504,700

(1)	Each of these option awards is subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date.

(2)	Mr. Heneghan was issued 2,000 stock awards on each of May 8, 2008 and May 12, 2009, which are subject to a vesting schedule, with one-third vesting on the date six months after the grant date; one-third vesting on the first anniversary of the grant date; and the remainder vesting on the second anniversary of the grant date. Mr. McAdams was issued 30,000 stock awards on January 4, 2008, which are subject to a two-year vesting schedule, with one-third vesting on January 4, 2008; one-third on January 1, 2009; and the remainder on January 1, 2010. Upon vesting of these stock awards, the Company may buy back a portion of the stock to provide the executive officer with the ability to receive the vested stock net of applicable tax effects. The market value of Stock Awards that had not vested as of December 31, 2009 was based on a closing price of the Company’s Common Stock on December 31, 2009 of $50.47. The restricted stock awards granted to the named executive officers on December 28, 2006 as further described in the CD&A section of the Proxy Statement were fully vested on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to the option exercises and stock vested for each of the executive officers named above for the year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise(#)	Exercise ($)	Vesting(#)(1)	Vesting ($)

Thomas Heneghan	—	—	14,667	725,360
Joe McAdams	—	—	10,000	383,600
Michael Berman	—	—	8,334	418,533
Ellen Kelleher	—	—	8,334	418,533
Roger Maynard	—	—	10,000	502,200
Marguerite Nader	—	—	6,667	334,816

(1)	Upon vesting of these stock awards, the Company bought back 6,781, 2,818, 4,538, 2,455, 3,645, and 3,297 shares from Mr. Heneghan, Mr. McAdams, Mr. Berman, Ms. Kelleher, Mr. Maynard, and Ms. Nader, respectively, to allow the executives to receive the vested stock net of applicable tax effects.

NARRATIVE DISCLOSURE OF OUR COMPENSATION POLICIES AND PRACTICES
AS THEY RELATE TO RISK MANAGEMENT

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members for the period February 24, 2009 to December 31, 2009 were Ms. Rosenberg, Mr. Waterman and Mr. Contis. On February 24, 2009, Mr. Contis replaced Mr. Walker as a member of the Compensation Committee. For a description of certain transactions with Board members or their affiliates, see “Certain Relationships and Related Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

This table sets forth information with respect to persons who are known to own more than 5% of the 30,457,022 outstanding shares of Common Stock as of March 5, 2010.

	Amount and
	Nature of
Name and Business Address of	Beneficial	Percentage
Beneficial Owner	Ownership(1)	of Class

Samuel Zell and entities affiliated with Samuel Zell and Ann Lurie and entities affiliated with Ann Lurie(2)	3,964,547	13.0%
Two North Riverside Plaza
Chicago, Illinois 60606
The Vanguard Group, Inc.(3)	2,807,345	9.2%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Morgan Stanley(4)	2,520,778	8.3%
1585 Broadway
New York, New York 10036
Cohen & Steers, Inc.(5)	2,042,441	6.8%
280 Park Avenue
New York, New York 10017
BlackRock Inc.(6)	1,975,092	6.5%
40 East 52nd Street
New York, New York 10022
Promark Investment Advisors, Inc.(7)	1,771,338	5.8%
767 Fifth Avenue
New York, New York 10153
Heitman Real Estate Securities LLC(8)	1,642,283	5.4%
191 North Wacker Drive
Chicago, Illinois 60606

(1)	MHC Operating Limited Partnership (the “Operating Partnership”) is the entity through which the Company conducts substantially all of its operations. Certain limited partners of the Operating Partnership own units of limited partnership interest (“OP Units”) which are convertible into an equivalent number of shares of Common Stock. In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(2)	Includes Common Stock, OP Units which are exchangeable for Common Stock, and options to purchase Common Stock which are currently exercisable or exercisable within 60 days of the Record Date owned as follows. A portion of these amounts have been pledged as security for certain loans.

	Common
	Stock	OP Units	Options

Samuel Zell	659,091	—	566,665
Samuel Zell Revocable Trust	10,551	—	—
Helen Zell Revocable Trust	2,000	—	—
Samstock/SZRT, L.L.C.	294,133	13,641	—
Samstock/ZGPI, L.L.C.	6,003	—	—
Samstock, L.L.C.	446,000	601,665	—
Samstock/ZFT, L.L.C.	8,887	187,278	—
Samstock/Alpha, L.L.C.	8,887	—	—
EGI Holdings, Inc.	—	579,873	—
EGIL Investments, Inc.	—	579,873	—

TOTALS:	1,435,552	1,962,330	566,665

Mr. Zell does not have a pecuniary interest in the 2,000 shares of Common Stock shown above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

The number in the table includes 469,777 shares of Common Stock and 1,948,689 OP Units in which Mr. Zell has a pecuniary interest, but with respect to which he does not have voting or dispositive power. 469,777 shares of Common Stock and 1,368,816 OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust Company, LLC. (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Additionally, 579,873 OP Units are held by EGIL Investments, Inc. (“EGIL”). Under a shareholders’ agreement dated December 31, 1999, trusts established for the benefit of the family of Ann and Robert Lurie have the power to vote and to dispose of the OP Units beneficially owned by EGIL. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,948,689 OP Units, except to the extent of his pecuniary interest therein.

(3)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2009, The Vanguard Group, Inc. is the beneficial owner of 2,807,345 shares of Common Stock and has sole voting power over 36,247 shares of Common Stock and sole dispositive power over 2,771,098 shares of Common Stock.

(4)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2009, Morgan Stanley and its wholly-owned subsidiary, Morgan Stanley Investment Management Inc. (“MSIM”), are the beneficial owners of 2,950,952 shares of Common Stock, including shares owned through accounts managed by them on a discretionary basis. MSIM has sole voting power over 1,699,433 shares of Common Stock, and sole dispositive power over 2,210,012 shares of Common Stock. Morgan Stanley has sole voting power over 2,010,199 shares of Common Stock, and sole dispositive power over 2,520,778 shares of Common Stock.

(5)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2009, Cohen & Steers, Inc. is the beneficial owner of 2,042,441 shares of Common Stock and has sole voting power over 1,607,035 shares of Common Stock and sole dispositive power over 2,042,441 shares of Common Stock.

(6)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2009, BlackRock Inc. is the beneficial owner of 1,975,092 shares of Common Stock and has sole voting power and sole dispositive power over 1,975,092 shares of Common Stock.

(7)	Pursuant to a Schedule 13F filed with the SEC for calendar year 2009, Promark Investment Advisors, Inc. is the beneficial owner of and has sole voting power over 1,771,338 shares of Common Stock.

(8)	Pursuant to a Schedule 13G filed with the SEC for calendar year 2009, Heitman Real Estate Securities LLC is the beneficial owner of 1,642,283 shares of Common Stock and has sole voting power over 1,299,059 shares of Common Stock and sole dispositive power over 1,642,283 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 5, 2010, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director of the Company, by the executive officers named in the Summary Compensation Table and by all such directors and executive officers as a group. The address for each of the directors and executive officers is c/o Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table.

	Shares of	Shares Upon
	Common	Exercise of		Percentage
Name of Beneficial Holder	Stock(1)	Options(2)	Total	of Class(3)

Michael Berman	45,104	—	45,104	*
Philip Calian(4)	25,000	—	25,000	*
David Contis	3,068	1,866	4,934	*
Thomas Dobrowski	12,885	—	12,885	*
Thomas Heneghan(5)	165,260	30,000	195,260	*
Ellen Kelleher	156,936	—	156,936	*
Roger Maynard	51,790	—	51,790	*
Joe McAdams	56,350	40,000	96,350	*
Marguerite Nader	21,441	—	21,441	*
Sheli Rosenberg(6)	235,827	25,000	260,827	*
Howard Walker	37,145	41,666	78,811	*
Gary Waterman	109,129	—	109,129	*
Samuel Zell(7)	3,397,882	566,665	3,964,547	13.0%

All directors and executive officers as a group (14 persons) including the above-named persons	4,317,817	705,197	5,023,014	16.4%

*	Less than 1%

(1)	The shares of Common Stock beneficially owned includes OP Units that can be exchanged for an equivalent number of shares of Common Stock.

(2)	The amounts shown in this column reflect shares of Common Stock subject to options, which are currently exercisable or exercisable within 60 days of the Record Date.

(3)	In accordance with SEC regulations governing the determination of beneficial ownership of securities, the percentage of Common Stock beneficially owned by a person assumes that all OP Units held by the person are exchanged for Common Stock, that none of the OP Units held by other persons are so exchanged, that all options exercisable within 60 days of the Record Date to acquire Common Stock held by the person are exercised and that no options to acquire Common Stock held by other persons are exercised.

(4)	A portion of these shares may be placed on margin.

(5)	Includes 35,219 shares of Common Stock beneficially owned by Mr. Heneghan’s spouse, as to which Mr. Heneghan disclaims beneficial ownership.

(6)	Includes 11,530 OP Units beneficially owned by Ms. Rosenberg, which are exchangeable into 11,530 shares of Common Stock. Also includes approximately 75,564 shares of Common Stock beneficially owned by Ms. Rosenberg’s spouse, as to which Ms. Rosenberg disclaims beneficial ownership.

(7)	Mr. Zell does not have a pecuniary interest in 2,000 shares of Common Stock reported above held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

The number in the table includes 469,777 shares of Common Stock and 1,948,689 OP Units in which Mr. Zell has a pecuniary interest but with respect to which he does not have voting or dispositive power. 469,777 shares of Common Stock and 1,368,816 OP Units are indirectly owned by trusts established for the benefit of Mr. Zell and his family, the trustee of which is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power with respect to such Common Stock or OP Units. Additionally, 579,873 OP Units are held by EGIL. Under a shareholders’ agreement dated December 31, 1999, trusts established for the benefit of the family of Ann and Robert Lurie have the power to vote and to dispose of the OP Units beneficially owned by EGIL. Mr. Zell disclaims beneficial ownership of such 469,777 shares of Common Stock and 1,948,689 OP Units, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors or executive officers and their immediate family members. Our policy regarding related party transactions is outlined in the Company’s Business Ethics and Conduct Policy, a copy of which can be found on the Company’s website. Our Business Ethics and Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the Company’s Senior Vice President — Legal. Further, to identify related party transactions, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the director, executive officer, or their family members have an interest.

On August 14, 2008, the Company closed on the PA Transaction by acquiring substantially all of the assets and assumed certain liabilities of Privileged Access for an unsecured note payable of $2.0 million which was paid off during the year ended December 31, 2009. Prior to the purchase, Privileged Access had a 12-year lease with the Company for 82 Properties that terminated upon closing. At closing, approximately $4.8 million of Privileged Access cash was deposited into an escrow account for liabilities that Privileged Access has retained. The balance in the escrow account as of December 31, 2009 was approximately $1.9 million.

Mr. McAdams, the Company’s President effective January 1, 2008, owns 100% of Privileged Access. The Company has entered into an employment agreement effective as of January 1, 2008 (the “Employment Agreement”) with Mr. McAdams which provides for an initial term of three years, but such Employment Agreement can be terminated at any time. The Employment Agreement provides for a minimum annual base salary of $0.3 million, with the option to receive an annual bonus in an amount up to three times his base salary. Mr. McAdams is also subject to a non-compete clause and to mitigate potential conflicts of interest shall have no authority, on behalf of the Company and its affiliates, to enter into any agreement with any entity controlling, controlled by or affiliated with Privileged Access. Prior to forming Privileged Access, Mr. McAdams was a member of our Board of Directors from January 2004 to October 2005. Simultaneous with his appointment as president of Equity Lifestyle Properties, Inc., Mr. McAdams resigned as Privileged Access’s Chairman, President and CEO. However, he was on the board of PATT Holding Company, LLC (“PATT”), until the entity was dissolved in 2008.

Mr. Heneghan, the Company’s CEO, was a member of the board of PATT, pursuant to the Company’s rights under its resort Property leases with Privileged Access to represent the Company’s interests from April 14, 2006 to August 13, 2008. Mr. Heneghan did not receive compensation in his capacity as a member of such board.

In connection with the PA Transaction, the Company hired most of the property employees and certain property management and corporate employees of Privileged Access. Subsequent to the PA Transaction, the Company reimbursed Privileged Access for services provided in 2008 by Privileged Access employees retained by Privileged Access, which were necessary for the transition of the former Privileged Access operations to the Company.

Privileged Access had the following substantial business relationships with the Company, which were all terminated with the closing of the PA Transaction on August 14, 2008. As of both December 31, 2009 and December 31, 2008, there were no payments owed to the Company or by the Company with respect to the relationships described below.

•	Prior to August 14, 2008, the Company was leasing approximately 24,300 sites at 82 resort Properties (which includes 60 Properties operated by a subsidiary of Privileged Access known as the “TT Portfolio”)

to Privileged Access or its subsidiaries. For the years ended December 31, 2009, 2008, and 2007 we recognized zero, $15.8 million, and $20.5 million, respectively, in rent from these leasing arrangements. The lease income is included in Income from other investments, net in the Company’s Consolidated Statements of Operations. During the years ended December 31, 2009 and December 31, 2008, the Company reimbursed zero and approximately $2.7 million, respectively, to Privileged Access for capital improvements.

•	Effective January 1, 2008, the leases for these Properties provided for the following significant terms: a) annual fixed rent of approximately $25.5 million, b) annual rent increases at the higher of Consumer Price Index (“CPI”) or a renegotiated amount based upon the fair market value of the Properties, c) expiration date of January 15, 2020, and d) two 5-year extension terms at the option of Privileged Access. The January 1, 2008 lease for the TT Portfolio also included provisions where the Company paid Privileged Access $1 million for entering into the amended lease. The $1 million payment was being amortized on a pro-rata basis over the remaining term of the lease as an offset to the annual lease payments and the remaining balance at August 14, 2008 of $0.9 million was expensed and is included in Income from other investments, net during the year ended December 31, 2008.

The Company had subordinated its lease payment for the TT Portfolio to a bank that loaned Privileged Access $5 million. The Company acquired this loan as part of the PA Transaction and paid off the loan during the year ended December 31, 2008.

•	From June 12, 2006 through July 14, 2008, Privileged Access had leased 130 cottage sites at Tropical Palms, a resort Property located near Orlando, Florida. For the years ended December 31, 2009 and 2008, we earned no rent and approximately $0.8 million, respectively, in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statements of Operations. The Tropical Palms lease expired on July 15, 2008, and the entire property was leased to a new independent operator for 12 years.

•	On April 14, 2006, the Company loaned Privileged Access approximately $12.3 million at a per annum interest rate of prime plus 1.5%, maturing in one year and secured by Thousand Trails membership sales contract receivables. The loan was fully paid off during the quarter ended September 30, 2007.

•	The Company previously leased 40 to 160 sites at three resort Properties in Florida, to a subsidiary of Privileged Access from October 1, 2007 until August 14, 2008. The sites varied during each month of the lease term due to the seasonality of the resort business in Florida. For the year ended December 31, 2008, we recognized less than $0.2 million in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statements of Operations.

•	The Company previously leased 40 to 160 sites at Lake Magic, a resort Property in Clermont, Florida, to a subsidiary of Privileged Access from December 15, 2006 until September 30, 2007. The sites varied during each month of the lease term due to the seasonality of the resort business in Florida. For the years ended December 31, 2009 and December 31, 2008, we recognized zero and approximately $0.2 million, respectively, in rent from this leasing arrangement. The lease income is included in the Resort base rental income in the Company’s Consolidated Statements of Operations.

•	The Company had an option to purchase the subsidiaries of Privileged Access, including TT, beginning on April 14, 2009, at the then fair market value, subject to the satisfaction of a number of significant contingencies (“ELS Option”). The ELS Option terminated with the closing of the PA Transaction on August 14, 2008. The Company had consented to a fixed price option where the Chairman of PATT could acquire the subsidiaries of Privileged Access anytime before December 31, 2011. The fixed price option also terminated on August 14, 2008.

•	Privileged Access and the Company previously agreed to certain arrangements in which we utilized each other’s services. Privileged Access assisted the Company with functions such as: call center management, property management, information technology, legal, sales and marketing. During the years ended December 31, 2009 and December 31, 2008, the Company incurred no expense and approximately $0.6 million, respectively, for the use of Privileged Access employees. The Company received approximately $0.1 million from Privileged Access for Privileged Access use of certain Company information technology resources during the year ended December 31, 2008. The Company and Privileged Access engaged a third party to evaluate the fair market value of such employee services.

In addition to the arrangements described above, the Company had the following smaller arrangements with Privileged Access. In each arrangement, the amount of income or expense, as applicable, recognized by the Company for the year ended December 31, 2009 is zero and were less than $0.2 million for the year ended December 31, 2008. There are no amounts due under these arrangements as of December 31, 2009 or December 31, 2008.

•	Since November 1, 2006, the Company leased 41 to 44 sites at 22 resort Properties to Privileged Access (the “Park Pass Lease”). The Park Pass Lease terminated with the closing of the PA Transaction on August 14, 2008.

•	The Company and Privileged Access entered into a Site Exchange Agreement beginning September 1, 2007 and ending May 31, 2008. Under the Site Exchange Agreement, the Company allowed Privileged Access to use 20 sites at an Arizona resort Property known as Countryside. In return, Privileged Access allowed the Company to use 20 sites at an Arizona resort Property known as Verde Valley Resort (a property in the TT Portfolio).

•	The Company and Privileged Access entered into a Site Exchange Agreement for a one-year period beginning June 1, 2008 and ending May 31, 2009. Under the Site Exchange Agreement, the Company allowed Privileged Access to use 90 sites at six resort Properties. In return, Privileged Access allowed the Company to use 90 sites at six resort Properties leased to Privileged Access. The Site Exchange Agreement was terminated with the closing of the PA Transaction on August 14, 2008.

•	On September 15, 2006, the Company and Privileged Access entered into a Park Model Sales Agreement related to a Texas resort Property in the TT Portfolio known as Lake Conroe. Under the Park Model Sales Agreement, Privileged Access was allowed to sell up to 26 park models at Lake Conroe. Privileged Access was obligated to pay the Company 90% of the site rent collected from the park model buyer. All 26 homes have been sold as of December 31, 2007. The Park Model Sales Agreement terminated with the closing of the PA Transaction on August 14, 2008.

•	The Company advertises in Trailblazer magazine that was published by a subsidiary of Privileged Access prior to August 14, 2008. Trailblazer is an award-winning recreational lifestyle magazine for active campers, which is read by more than 65,000 paid subscribers. Beginning on August 14, 2008, the Company began publishing Trailblazer in accordance with the terms of the PA Transaction.

•	On July 1, 2008, the Company and Privileged Access entered into an agreement, where Privileged Access sold the Company’s used resort cottages at certain Properties leased to Privileged Access. The Company paid Privileged Access a commission for selling the inventory and the agreement was terminated on August 14, 2008.

•	On April 1, 2008, the Company entered into a lease for a corporate apartment located in Chicago, Illinois for use by Mr. McAdams and other employees of the Company and Privileged Access. The Company paid monthly rent payments, plus utilities and housekeeping expenses and Mr. McAdams reimbursed the Company for a portion of the rent. Prior to August 14, 2008, Privileged Access reimbursed the Company for a portion of the rent and utilities and housekeeping expenses. Such lease terminated on December 31, 2008.

Corporate headquarters

The Company leases office space from Two North Riverside Plaza Joint Venture Limited Partnership, an entity affiliated with Mr. Zell, the Company’s Chairman of the Board. Payments made in accordance with the lease agreement to this entity amounted to approximately $1.0 million, $0.6 million, and $0.7 million for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, approximately $60,000 and $62,000, respectively, were accrued with respect to this office lease.

Other

In January 2009, the Company entered into a consulting agreement with the son of Mr. Howard Walker, to provide assistance with the Company’s internet web marketing strategy. Mr. Walker is Vice-Chairman of the Company’s Board of Directors. The consulting agreement was for a term of six months at a total cost of no more than $48,000 and expired on June 30, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes of ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of those forms received by the Company, or written representations from executive officers and directors that no Forms 5 were required to be filed for the fiscal year ended December 31, 2009, all appropriate Section 16(a) forms were filed in a timely manner, except as described below:

On July 31, 2009, Mr. Walker disposed of 1,079 shares of Common Stock in his 401(K), and a Form 4 was inadvertently not filed when due, but was filed on August 11, 2009. On November 12, 2009, Mr. Heneghan disposed of 277 shares of Common Stock and transferred 389 shares of Common Stock from his direct account to his spouse’s account, and a Form 4 was inadvertently not filed when due, but was filed on November 20, 2009. During 2009, Mr. Heneghan, Mr. Berman, Mr. Maynard, Ms. Kelleher, and Ms. Nader each inadvertently failed to file reports involving dividends reinvested into their 401(K) account and shares sold on a pro rata basis to pay for 401(K) trustee fees. These omissions totaled less than ten shares for each of these executive officers and each of these omissions was corrected and applicable reports or amendments were filed upon discovery. All other Form 4’s were filed timely in 2009.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2011 Annual Meeting must be received by the Secretary of the Company no later than December 7, 2010, in order to be considered for inclusion in the Company’s proxy statement and on the proxy card that will be solicited by the Board in connection with the 2011 Annual Meeting.

In addition, if a stockholder desires to bring business before an Annual Meeting of Stockholders, which is not the subject of a proposal for inclusion in the Company’s proxy materials, the stockholder must follow the advance notice procedures outlined in the Company’s Bylaws. The Company’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an Annual Meeting or propose business for consideration at such Annual Meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s Annual Meeting. The 2010 Annual Meeting is scheduled for May 11, 2010. Therefore, if a stockholder desires to present a proposal for the 2011 Annual Meeting without seeking to include the proposal in the Company’s proxy materials, the Company must receive notice of the proposal no earlier than February 10, 2011 and no later than March 12, 2011. Copies of the Bylaws may be obtained from the Secretary of the Company by written request.

2009 ANNUAL REPORT

Stockholders are concurrently being furnished with a copy of the Company’s 2009 Annual Report and Form 10-K. Additional copies of the 2009 Annual Report and Form 10-K and of this Proxy Statement are available at www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115 or by contacting Equity LifeStyle Properties, Inc, Attn: Investor Relations, at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606 (toll-free number: 1-800-247-5279 or email: investor_relations@equitylifestyle.com). Copies will be furnished promptly at no additional expense.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by directing your written request to: Equity LifeStyle Properties, Inc., Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606; Attn: Ellen Kelleher, Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Ellen Kelleher
Executive Vice President — Property Management
and Secretary

March 31, 2010
Chicago, Illinois

ANNUAL MEETING OF STOCKHOLDERS OF
EQUITY LIFESTYLE PROPERTIES, INC.
May 11, 2010
     PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26115
ê          Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.          ê

20830000000000001000 3	051110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR  BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Philip Calian David Contis
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡	Thomas Dobrowski Thomas Heneghan Sheli Rosenberg
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	Howard Walker Gary Waterman Samuel Zell

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.
	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐
EQUITY LIFESTYLE PROPERTIES, INC.
TWO NORTH RIVERSIDE PLAZA, SUITE 800, CHICAGO, ILLINOIS 60606
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned stockholder of Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”), hereby appoints SAMUEL ZELL and THOMAS P. HENEGHAN, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 11, 2010, at 12:00 p.m. Central time (the “Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director, and “for” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, as described in the Proxy Statement, and in the discretion of the proxy holder on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

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